UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2012

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective as of August 1, 2012, American Pacific Corporation, a Delaware corporation (the “Company”), and Ampac-ISP Corp., a Delaware corporation (“Seller”), completed the sale by Seller of the Company’s aerospace equipment business segment (the “Business”) to Moog Inc., a New York corporation (“Purchaser”), pursuant to the terms of the previously-announced Asset Purchase Agreement by and among the Company, Seller and Purchaser dated June 4, 2012 (the “Asset Purchase Agreement”).

Under the terms of the Asset Purchase Agreement, the Purchaser purchased substantially all of the assets of the Business, including, without limitation, all of the equity interests of AMPAC ISP Holdings Limited, a corporation organized under the laws of Ireland, and AMPAC ISP UK Westcott Limited, a corporation organized under the laws of England and Wales (collectively, the “Purchased Assets”) for approximately Forty-Six Million Dollars ($46,000,000) (the “Purchase Price”) in cash. Additionally, Purchaser assumed certain liabilities related to the Business and the Purchased Assets. Four Million Dollars ($4,000,000) of the Purchase Price (the “Escrow Amount”) will be held in an escrow account with Wells Fargo Bank, National Association for fifteen (15) months following the closing of the transaction (the “Escrow Period”) and applied towards the indemnification obligations of the Company and Seller in favor of Purchaser, if any. The Asset Purchase Agreement provides that the Company and Seller will, subject to certain limitations, indemnify Purchaser for damages and losses incurred or suffered by Purchaser as a result of, among other things, breaches of their respective representations, warranties and covenants contained in the Asset Purchase Agreement as well as any of liabilities that are retained by either Seller or the Company. The balance of the Escrow Amount remaining at the end of the Escrow Period shall be released to Seller in accordance with the terms of the Escrow Agreement entered by and between Purchaser, Seller, the Company and Wells Fargo Bank, National Association at the closing of the transaction.

Pursuant to the Asset Purchase Agreement, the Company and Seller have agreed that for a period of five (5) years from the closing of the transaction they will not, directly or indirectly, engage in any business competitive with the Business in any jurisdiction or marketing area in which the Business is conducted on the date that the transaction closes.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated June 4, 2012 and is incorporated into this Item 2.01 by reference. The Company issued a press release on July 31, 2012 regarding the completion of the sale, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description
2.1	Asset Purchase Agreement, dated June 4, 2012, by and among Moog Inc., Ampac-ISP Corp., and American Pacific Corporation (incorporated by reference to the exhibit with the corresponding exhibit number in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2012 (SEC File No. 001-08137)).

99.1	Press release issued by American Pacific Corporation, dated July 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PACIFIC CORPORATION

Dated: August 1, 2012	By:	/s/ JOSEPH CARLEONE
Name: Joseph Carleone, PH.D.
Title: President and Chief Executive Officer

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